RENEWED EXCLUSIVE LICENSING AGREEMENT

This Renewed Exclusive Licensing Agreement ("Agreement") is entered into and effective this 11 day of May, 2011 ("Effective Date"), between Gopinath B. Sekhar ("Mr. Sekhar"), Regal Carriage Sdn Bhd, and Sekhar Research Innovations Sdn Bhd, business corporations organized and existing under the laws of Malaysia, with principal offices located in Selangor, Malaysia (referred to collectively in this Agreement as "Sekhar"), and Magnum D'Or Resources, Inc., a business corporation organized and existing under the laws of the United States of America, with its principal office located in Henderson, Nevada (referred to in this Agreement as "Magnum"), referred to in this Agreement collectively as the "Parties" and singularly as "Party."

RECITALS

WHEREAS, Sekhar has been organized to operate as a business having the capacity to develop and produce specialized, devulcanization technologies, compounding formularies and processing equipment for a variety of methods to reprocess scrap rubber into usable raw materials such as SRI Devulcanized Compounds, and the use of proprietary processing aids in a wide variety of applications;

WHERAS, Sekhar owns intellectual property rights relating to and flowing from research and inventions discovered or improved as a result of work in the field of rubber recycling, particularly carbon black masterbatch processing, and activation and devulcanization technologies;

WHEREAS, Magnum owns the largest used tire monofill in the United States of America where Magnum intends to establish tire crumb production which will be available to provide a continuing source of reusable rubber materials for processing applying the Sekhar specialized devulcanization technology, compounding formularies and processing equipment;

WHEREAS, on or before October 2008 the Parties entered into a partnership to own and develop various technologies used to process and create numerous related rubber and elastic compounds and to establish additional rubber businesses together;

WHEREAS, in October 2008, the Parties also entered into an agreement providing Magnum exclusive North America licensing and certain equity in the Liquid Rubber, Carbon Black Masterbatch, Surface Activation & Devulcanization Machine and Process System patents and related intellectual property (the "2008 Exclusive Licensing and Equity Agreement");

WHEREAS, pursuant to the 2008 Exclusive Licensing and Equity Agreement, Magnum provided funding to Sekhar in excess of $200,000 and 900,000 restricted and 100,000 unrestricted Magnum shares;

WHEREAS, in February 2009, Magnum relinquished its right to purchase a twenty-five percent equity interest in the Surface Activation & Devulcanization Machine and Process System patents and related intellectual property, but retained its twenty-five percent equity interest in the

Initials	
Sekhar:	[signature]
Magnum:	BJB

Liquid Rubber and Carbon Black Masterbatch intellectual property, as well as its exclusive licensing and use agreements;

WHEREAS, the Parties wish to renew, revise in part, and reaffirm in part, their 2008 Exclusive Licensing and Equity Agreement by entering in to this Agreement;

WHEREAS, Magnum wishes to obtain a license from Sekhar to use Sekhar's relevant Intellectual Assets in the commercial development and marketing of products and processes in the Field of Use throughout the Territory;

WHEREAS, Sekhar has, through experience and application, developed certain proprietary know-how, methods and trade secrets that greatly improve the commercialization and development of products and processes based upon the Intellectual Assets; and

WHEREAS, Sekhar wishes to grant Magnum a license for the purposes set forth in the two immediately foregoing paragraphs.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the PARTIES agree as follows:

1.0 Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

1.1 "Intellectual Assets" is defined as Intellectual Assets A, Intellectual Assets B, and Intellectual Assets C, collectively, and comprise:

1.1.1. **"Intellectual Assets A"** are set forth in Exhibit A, attached hereto;
[devulcanization/activation technology - Exhibit A redacted from Agreement]

1.1.2 **"Intellectual Assets B"** are set forth in Exhibit B, attached hereto; and
[Carbon Black Masterbatch intellectual property - Exhibit B redacted from Agreement]

1.1.3 **"Intellectual Assets C"** are set forth in Exhibit C, attached hereto.
[liquid rubber intellectual property - Exhibit C redacted from Agreement]

1.2 "Territory" is defined as the United States of America, Canada, the United Mexican States and these country's respective states, provinces and territories.

1.3 "Field of Use" is defined as the field of devulcanization of sulfur vulcanized natural and synthetic rubber starting from a size format of 40 mesh and converting the same into a compound that can be used in the manufacture of rubber products (hereinafter referred to as "**the SRI Compound**"), including all related technological, processing and equipment advances achieved by Sekhar.

2.0 Grant of Intellectual Asset License

2.1 Magnum requests and Sekhar shall grant to Magnum the following licenses/sublicenses in respect of the Intellectual Assets in the Territory:

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Sekhar:	[signature]
Magnum:	R J B

2.1.1. an exclusive, sublicensable (subject to approval from Sekhar), right to practice and use Intellectual Assets A to make, have made, export, sell (directly and indirectly) and distribute the SRI Compound embodying, incorporating, implementing and/or covered by the valid and enforceable Intellectual Assets A;

2.1.2. an exclusive sublicensable (subject to approval from Sekhar), right to practice and use Intellectual Assets B to make, have made, export, sell (directly and indirectly) and distribute the product embodying, incorporating, implementing and/or covered by the valid and enforceable Intellectual Assets B; and

2.1.3. an exclusive right to sell and distribute products produced by Sekhar using Intellectual Assets C for other applications other than in respect of SRI Compound

(collectively, "the Grant") upon the terms and conditions herein contained. Magnum shall bear the full costs, expenses, and liabilities associated with Magnum's exercise of the Grant.

2.2 The Parties hereto hereby further agree that:

2.2.1 Notwithstanding the Grant, subject to advance notice to Magnum and full accounting as provided for in Section 3.0, below, Sekhar shall be at liberty to grant a license to any third party for the use of Intellectual Assets A for the purposes of such third party's internal use only or where the feedstock is produced cryogenically provided that Magnum shall be entitled to receive [redacted] royalties received by Sekhar pursuant to such license to any such third party (after the deduction of any monies payable by Magnum to Sekhar under this Agreement).

2.2.2 Any sublicense granted by Magnum pursuant to paragraph 2.1 shall be with the prior written consent of and upon terms and conditions agreed to by Sekhar, in Sekhar's reasonable discretion.

2.3 Sekhar shall grant the license set forth in paragraph 2.1 for an initial seven (7) year term, with option for renewal for an unlimited number of additional five (5) year terms, without any additional renewal payment, upon Magnum's request and Sekhar will not unreasonably withhold renewal agreement. Provided, further, that the royalty payment obligation to Magnum established in paragraph 2.2.1. shall, for each such third-party license granted by Sekhar, continue for the initial license term of seven years granted hereunder and any renewal period until such time as either the paragraph 2.2.1. third-party license is terminated or the license granted under this Agreement is terminated, whichever is longer.

2.4 Intellectual Assets existing as of the Effective Date are set forth in Exhibit A, Exhibit B and Exhibit C hereto, provided however that said attachment will not be included in any public filing without express approval of Sekhar, unless required by law. The Parties shall promptly amend this Agreement for the purpose of adding specific Intellectual Assets to this Agreement

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Sekhar:
Magnum:

and Exhibit A, Exhibit B and Exhibit C that are created or conceived after the Effective Date and which the Parties may mutually hereafter agree to have included in Exhibit A, Exhibit B or Exhibit C, as the case may be. Each such amendment shall be written, signed and dated and shall contain a clear description of the Intellectual Asset(s) added.

2.5 The Parties agree that technological and proprietary disclosures by Sekhar, where necessary, will only be done three (3) months after the signing of this Agreement to allow sufficient time for all patent applications to have been filed.

3.0 Licensing Consideration and Accounting

3.1 In consideration of rights granted by Sekhar to Magnum under this Agreement, Magnum shall pay Sekhar the sums set forth in the Schedule attached hereto as Exhibit D. [Exhibit D redacted from Agreement]

3.1.1. Any and all royalties payable by Magnum under this Agreement shall be paid by Magnum to Sekhar on a quarterly basis.

3.1.2. Any and all royalties payable by Sekhar under paragraph 2.2.1 of this Agreement shall be paid by Sekhar to Magnum on a quarterly basis.

3.1.3. The royalties payable by Magnum to Sekhar and the royalties payable by Sekhar to Magnum under this Agreement shall be offset, resulting in one payment per quarter by the Party owing greater royalty to the other Party for that quarter.

3.2 In additional consideration for the license granted hereunder, subject to the Parties' future agreement, Magnum will make available to Sekhar certain space, the requirements of which will be subsequently determined by the Parties, at Magnum's tire monofill, for testing, process improvement, and related development work.

3.3 In additional consideration for the license granted hereunder, Magnum has acquired or agrees to acquire the equipment necessary to produce forty (40) mesh crumb for use with the Sekhar Intellectual Assets A as raw material feedstock. The Parties agree to regularly confer regarding the Sekhar Intellectual Assets and Magnum's equipment needs, processing capabilities, and related developments.

3.4 Magnum shall achieve a production capacity of 10,000 metric tons of 40 mesh whole truck tire or segregated passenger care tire crumb within 18 months of the effective date of this Agreement to provide base minimum feedstock for a Devulcanized Compound Plant which will be set up within this time, subject to review and revision by mutual agreement of the Parties.

3.5 Magnum covenants and undertakes with Sekhar to:

3.5.1. keep true and accurate records and books of accounts containing all data necessary for the determination of the royalties payable by Magnum under clause 3.1;

3.5.2. provide Sekhar, on a quarterly basis within 30 days of the expiry of the relevant quarter, with accurate and detailed management accounts including complete and detailed reports with regards to the products manufactured employing Intellectual Assets A or

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Sekhar:	[signature]
Magnum:	[signature]

Intellectual Assets B and/or sold in accordance with generally accepted accounting principles and practices applicable in the United States of America;

3.5.3. promptly provide Sekhar with such other information as Sekhar may require to keep Sekhar informed of the production, sales and supply of the SRI Compound or other products under this Agreement and to generally protect Sekhar's interests;

3.5.4. allow Sekhar, its directors, advisers and authorized agents at all reasonable times to examine and inspect the records of Magnum in relation to the production, supply and sale of the SRI Compound or other products under this Agreement and for the purposes of verifying the accuracy of any report or information provided by Magnum to Sekhar under or pursuant to the terms of this Agreement.

3.6 Sekhar covenants and undertakes with Magnum to:

3.6.1. keep true and accurate records and books of accounts containing all data necessary for the determination of the royalties payable by Sekhar under clause 2.2.1;

3.6.2. provide Magnum, on a quarterly basis within 30 days of the expiry of the relevant quarter, with accurate and detailed management accounts including complete and detailed reports with regards to third-party licenses issued and income received pursuant to such licenses, in accordance with generally accepted accounting principles and practices applicable in the United States of America;

3.6.3. promptly provide Magnum with such other information as Magnum may require to keep Magnum fully informed regarding all third-party licenses and income related thereto under this Agreement and to generally protect Magnum's interests;

3.6.4. allow Magnum, its directors, advisers and authorized agents at all reasonable times to examine and inspect the records of Sekhar in relation to the issuance, operation, and income from all third-party licenses under this Agreement and for the purposes of verifying the accuracy of any report or information provided by Sekhar to Magnum under or pursuant to the terms of this Agreement.

4.0 Representations and Warranties

4.1 Representations, Warranties, and Further Agreements by Sekhar

4.1.1. Sekhar represents and warrants that (i) it is the sole and exclusive owner of all right, title and interest in the Intellectual Assets free and clear of any encumbrance and has the right to grant the rights herein contained; and (ii) it has not granted licenses under the Intellectual Assets to any other person or entity that would restrict rights granted under this Agreement.

4.1.2. Sekhar represents and warrants that (i) there has been no decision by a court or other tribunal of competent jurisdiction that any component of the Intellectual Assets is invalid or unenforceable; (ii) all of the claims of the patents or patent applications comprised in the Intellectual Assets are valid and enforceable to Sekhar's knowledge; and

Initials	
Sekhar:	[signature]
Magnum:	BDR

(iii) there is no basis for a claim that any of any of the Intellectual Assets are invalid or unenforceable to Sekhar's knowledge.

4.1.3. Sekhar will not eliminate or undercut Magnum's market by issuing competing licenses for internal production use.

[Confidential royalty provision redacted]

4.2 Representations, Warranties, and Further Agreements by Magnum

4.2.1. Magnum represents and agrees to use its best efforts to promote the distribution and sale of the SRI Compound and products produced employing Intellectual Assets B and Intellectual Assets C in the Territory.

4.2.2. Magnum represents and agrees to purchase all chemicals and processing aids required for the production of the SRI Compound and associated matters thereto within the Field of Use from Sekhar or such parties as may be identified by Sekhar.

4.2.3. Magnum agrees to adhere strictly to the processes and technology comprised in the Intellectual Assets and the reasonable requirements of Sekhar.

4.2.4. Magnum agrees to ensure that all SRI Compound or products employing Intellectual Assets B produced by Magnum meet all such specifications, quality and consistency standards as Sekhar may from time to time provide.

4.2.5. Magnum agrees to sell the SRI Compound exclusively under the name "SRI Compound Masterbatch" and any other products under this Agreement under such name as may be required by Sekhar; provided, however, that all such products sold by Magnum may be co-branded with appropriate Magnum branding, subject to review and approval of Sekhar.

4.2.6. Magnum agrees to ensure that all literature prepared by Magnum relating to the SRI Compound and any other products under this Agreement bears Sekhar's brand name(s) and logo(s) and stating that the SRI Compound and where applicable, any other products under this Agreement is made under license from Sekhar; provided, however, that all such literature distributed by Magnum may be co-branded with appropriate Magnum branding, subject to review and approval of Sekhar.

4.2.7. Magnum agrees not to act as an agent of Sekhar and specifically, not to give any indication that it is acting otherwise than as a principal, and in advertising or selling the SRI Compound and any other products under this Agreement, not to make any representation or give any warranty on behalf of Sekhar.

Initials	
Sekhar:	[initials]
Magnum:	[initials]

4.2.8. Magnum agrees to give Sekhar or its authorized representative, upon reasonable notice being given, free access at any reasonable time to Magnum's plant(s) or facility(ies) at which the SRI Compound is/are manufactured for the purpose of ensuring that Magnum is observing its obligations under this paragraph 4.2.

4.2.9. Magnum agrees not to do or permit to be done any act which would or might jeopardize the integrity of the Intellectual Assets or any part of them.

4.2.10. Magnum agrees to duly and promptly notify Sekhar of any breach of confidence by any Party subject to the confidentiality obligation pursuant to Section 6 or any infringements in respect of the intellectual property rights comprised in any part of the Intellectual Assets.

4.2.11. Magnum agrees in consultation with and with the concurrence of Sekhar, to take such action as may be required to redress such breach of confidence pursuant to Section 5 and/or any infringements of the intellectual property rights comprised in any part of the Intellectual Assets and/or to render all assistance required by Sekhar in the enforcement of Sekhar's rights in respect of such breach of confidence or infringement; provided such assistance can be rendered at reasonable cost and/or such costs are shared by the Parties on an equal basis.

4.2.12. Magnum agrees that it shall not engage and shall ensure that none of its directors, officers, employees or shareholders engage in any business, whether as director, shareholder, employee, agent, consultant or otherwise howsoever, in competition with the business undertaken by Magnum pursuant to or in connection with the Grant herein or which may give rise to a conflict of interest in respect of the business undertaken by Magnum pursuant to or in connection with the Grant herein.

4.3 The Parties represent and warrant that their respective undersigned representatives are legally competent and authorized to execute this Agreement.

5.0 Confidentiality

5.1 Magnum and Sekhar acknowledge that certain data, technology and/or information related to the Intellectual Assets ("Information") shall be considered confidential and proprietary to the disclosing Party. The Information received by the receiving Party shall only be used for the purposes of this Agreement, and no Information may be disclosed or disseminated to any third-party. Each Party shall use at least a reasonable degree of care to prevent unauthorized disclosure or use of the Information. The obligation to maintain confidentiality shall remain in effect during and after the Parties' relationship hereunder unless one or more of the following occur: a) the Information becomes a matter of public knowledge through no fault of the receiving Party; b) the Information was rightfully received from a third party without a duty of confidentiality; c) the Information was disclosed by the disclosing Party to a third party without a duty of confidentiality; d) the Information was released from the confidentiality obligation by the disclosing Party; e) the Information was independently developed; or f) the Information is

Initials	
Sekhar:	
Magnum:	

required to be disclosed under operation of law. The Parties may, however, disclose the existence of this Agreement to interested investors, potential acquirers and shareholders.

6.0 Events of Default and Termination of Grant

6.1 Sekhar shall be entitled to terminate the Grant herein by written notice to Magnum if Magnum:

6.1.1. is in breach of any of its obligations, covenants, warranties or representations in this Agreement; provided that Sekhar has provided notice of such breach and Magnum has not corrected it within sixty (60) days or the Parties have been unsuccessful in resolving any dispute under Section 7.0 of this Agreement. which ever is later;

6.1.2. is wound up or proceedings and/or steps are commenced for its winding up;

6.1.3. files for protection under the bankruptcy laws of the United States of America;

6.1.4. has a receiver or manager or administrator appointed over its assets and/or undertaking or any part thereof;

6.1.5. ceases for any reason to carry on business;

6.1.6. has a change in any of its substantial shareholders wherein the new substantial shareholder(s) or persons connected thereto (including without limitation, any holding company subsidiary, associate or otherwise) is/are engaged in business which is in competition with the business undertaken by Magnum pursuant to and/or in connection with the Grant herein or is engaged in an industry for which the Field of Use may be relevant or applicable. For the purposes of this clause, a new shareholder shall be regarded as substantial if its shareholding, by itself or in combination with persons connected thereto exceeds 35% of Magnum's issued shares at the material time; or

6.1.7. enters into any arrangement with any third party which may give or confer on such third party any interest or rights in Magnum's rights, interests, entitlements or otherwise under this Agreement or products produced by Magnum employing the Intellectual Assets.

6.2 Magnum shall be entitled to terminate some or all of its obligations under this Agreement by written notice to Sekhar if Sekhar:

6.2.1. is in breach of any of its obligations, covenants, warranties or representations in this Agreement; provided that Magnum has provided notice of such breach and Sekhar has not corrected it within sixty (60) days or the Parties have been unsuccessful in resolving any dispute under Section 7.0 of this Agreement, which ever is later;

6.2.2. is wound up or proceedings and/or steps are commenced for its winding up;

Initials	
Sekhar:	[signature]
Magnum:	[signature]

6.2.3. files for protection under bankruptcy or similar laws in Malaysia or any other jurisdiction in which it is doing business;

6.2.4. has a receiver or manager or administrator appointed over its assets and/or undertaking or any part thereof;

6.2.5. ceases for any reason to carry on business;

6.2.6. or for any other reason is unable to produce the chemicals and processing aids required for the production of the SRI Compound and associated matters thereto within the Field of Use and has not or cannot identify any other party producing the same;

6.2.7. enters into licensing arrangements with third parties inconsistent with this Agreement or adversely affecting Magnum, economically.

7.0 Dispute Resolution and Injunctive Relief

7.1 The Parties shall first seek to resolve all claims, disputes or controversies arising out of or in connection with this Agreement in good faith through negotiation. However, the Parties acknowledge and agree that, in the event of a breach or threatened breach of any of the provisions of Section 5 above, the affected Party will have no adequate remedy in damages and, accordingly, shall be entitled to injunctive relief against such breach or threatened breach; provided, however, that the affected Party's selection of a particular legal or equitable remedy shall not be construed as a waiver, prohibition or limitation of any other legal or equitable remedies in the event of a breach hereof. The provisions of Section 5, above, shall survive the termination of this Agreement. Any proceeding seeking injunctive relief under this paragraph shall be brought in the United States District Court for the District of Colorado or the appropriate state or municipal court within Denver County in the State of Colorado.

8.0 Assignment

8.1 Sekhar shall have no right to assign this Agreement or the Intellectual Assets without Magnum's prior written consent and any assignment without such consent shall be void. This Agreement shall be binding on and inure to the benefit of Magnum, its successors and assigns and Sekhar and its permitted assigns.

9.0 General Provisions

9.1 This Agreement was drafted by and reflects collaboration between the Parties and any ambiguity shall be resolved neutrally by reference to the intent of the Parties and not by reliance on any legally imposed presumptions.

9.2 In the event that any provision of this Agreement or the application thereof, becomes or is declared void or unenforceable, the remainder of this Agreement will continue in full force and

Initials	
Sekhar:	[signature]
Magnum:	[signature]

effect. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.3 This Agreement contains the entire Agreement between the Parties with respect to the subject matter hereof. No modification to this Agreement shall be effective unless made in writing and signed by both Parties. This Agreement supersedes all prior agreements between the Parties relating to the subject matter herein. The validity, construction and interpretations of this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its conflicts of law principles.

9.4 The headings contained in this Agreement are for convenience only, do not constitute part of this Agreement, and shall not limit, be used to interpret, or otherwise affect in any way the provisions of this Agreement.

9.5 This Agreement may be executed in multiple counterparts, all of which shall comprise one Agreement.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their authorized undersigned representatives:

GOPINATH B. SEKHAR, Individually

[signature]

Name: Gopinath B. Sekhar

Date: May 2nd, 2011

MAGNUM D'OR RESOURCES, INC.

By: Benjamin Brown

Name: Benjamin Brown
Title: Chief Financial Officer
Date: May 11, 2011

REGAL CARRIAGE SDN BHD

By: [signature]

Name: Gopinath B. Sekhar
Title: CEO
Date: May 2nd, 2011

SEKHAR RESEARCH INNOVATIONS SDN BHD

By: [signature]

Name: Gopinath B. Sekhar
Title: CEO
Date: May 2nd, 2011

Initials	
Sekhar:	[initials]
Magnum:	BDB